Exhibit 99.1

Resources Connection Announces Appointment of Sue Collyns to Board of Directors

IRVINE, Calif.--(BUSINESS WIRE)--August 16, 2023--Resources Connection, Inc. (Nasdaq: RGP) (“RGP” or the “Company”), today announced that the Company’s Board of Directors voted to increase its size from 10 to 11 members and appointed Sue Collyns to the Board of Directors, effective immediately. Ms. Collyns will also serve as a member of the Audit Committee.

“We are delighted to welcome Sue to our Board,” said Kate W. Duchene, Chief Executive Officer. “As a seasoned public company board member and accomplished President, CFO, and COO, Sue brings a wealth of skills and experience to our boardroom. Her invaluable expertise is complementary with our ongoing mission to evolve as a modern professional services firm with enhanced technology and digital experience. Additionally, Sue’s history as a client of our firm underscores her understanding of the value that agile experts bring to today’s fast-moving transformation environment.”

Donald B. Murray, Chairman of the Board, added, “Sue is a highly respected business leader and board member who brings profound knowledge of the professional services industry, and valuable expertise in finance, accounting and operations. She is an outstanding addition to our Board, and we look forward to her contributions, both to the Board and the broader success of RGP.”

Since 2019, Ms. Collyns has served on the board of directors of Dine Brands Global, a casual dining franchise concept, and was previously on the board of directors of Waitr Holdings, Inc., an online ordering technology platform, as well as restaurant concepts Potbelly, Inc., and Zoe’s Kitchen, Inc. From 2014 to 2022, Ms. Collyns served as President and Chief Financial Officer of The Beachbody Company, a leading subscription digital fitness and nutrition company. During her tenure, she played a pivotal role in transforming Beachbody’s revenue model from transactional to recurring, with a focus on streaming services. Prior to The Beachbody Company, she served as Chief Financial Officer of Dun and Bradstreet Credibility Corp., a financial data subscription company, as well as Chief Financial Officer and Chief Operating Officer of California Pizza Kitchen, Inc.

Ms. Collyns, named one of the “Most Influential Corporate Board Directors” by Women Inc., has a Bachelor of Economics from Macquarie University and is a Certified Public Accountant (inactive). She also previously worked as an auditor for PricewaterhouseCoopers LLP.

ABOUT RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection, expertise and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially at a time when high-quality talent is increasingly scarce and leaders are increasingly adopting more flexible workforce models to execute transformational projects. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,100 professionals, we annually engage with over 2,000 clients around the world from 35 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 87% of the Fortune 100 as of May 2023.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jenn.ryu@rgp.com